EXHIBIT 10.89

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. ("Cheniere" or “Company”) are "at will" employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works. The written and unwritten arrangements under which Cheniere's executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere (the “Compensation Committee”);

•	an annual incentive award or bonus award determined annually by the Compensation Committee;

•	eligibility for awards under Cheniere's Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), as determined by the Compensation Committee;

•
a broad-based benefits package offered to all employees, including vacation, paid sick leave, a tax-qualified 401(k) savings plan pursuant to which Cheniere matches 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law, medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health reimbursement arrangements and short-term and long-term disability, basic life insurance, equal to two times base salary, and voluntary life (elective) insurance and accidental death and dismemberment insurance; and

•
a Change of Control Agreement which provides that, upon a Change of Control (as defined in the 2003 Plan), the executive officer shall receive a payment in an amount equal to one times the executive officer's base salary at or immediately prior to the time the Change of Control is consummated.

The following table sets forth the 2011 annual base salary, 2010 cash bonus award, 2011 long-term incentive award and 2009 phantom stock awards for each of the Company's executive officers:

Executive Officer	2011 Annual Base Salary		2010 Cash Bonus Award		Number of Shares of Restricted Stock	Number of Shares of Phantom Stock
Charif Souki Chairman, Chief Executive Officer and President	$752,760		$1,080,000		398,000	1,800,000
Meg A. Gentle Senior Vice President and Chief Financial Officer	$285,237		$295,540		150,000	450,000
Jean Abiteboul Senior Vice President - International	$329,142	[1]	$249,030	[2]	75,000	450,000
H. Davis Thames Senior Vice President - Marketing	$285,237		$245,540		135,000	450,000
Robert K. Teague Vice President - Asset Group	$285,237		$245,540		77,000	450,000

1 The 2011 base salaries were effective on January 3, 2011 for all of the executive officers other than Mr. Abiteboul whose base salary increase was effective on January 1, 2011 due to the Company's payroll administration in the U.K. Mr. Abiteboul's base salary is calculated based on Euros pursuant to his employment agreement. The amount reported in the table represents the U.S. dollar equivalent of Mr. Abiteboul's base salary in the amount of 239,568 Euros based on the January 4, 2011 exchange rate of 1.3739 USD to 1 EUR.
2 Mr. Abiteboul's annual bonus award is paid in British Pounds Sterling pursuant to his U.K. secondment arrangement. The amount reported in the table represents the U.S. dollar equivalent of Mr. Abiteboul's 2010 annual bonus award in the amount of 165,340 GBP based on the January 4, 2011 exchange rate of 0.66394 USD to 1GBP.

The 2010 cash bonus awards included in the table above were paid to the executive officers on January 14, 2011. The shares of restricted stock included in the table above were granted as the executive officers' 2011 long-term incentive award on January 14, 2011, and will vest in three equal annual installments on June 30, 2011, June 30, 2012 and June 30, 3013. The shares of phantom stock included in the table above were granted to the executive officers on February 25, 2009 and June 12, 2009, and will vest based on a combination of Company performance and the executive officer's continued employment with the Company. See the description of the 2009 Phantom Stock Grant included in the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on February 27, 2009, which is incorporated herein by reference.
Compensatory Arrangements for Certain Executive Officers
On June 30, 2009, the independent members of the Board of Directors approved a U.K. assignment letter for Mr. Souki effective as of July 1, 2009 so that he is able to spend a portion of his time working from London to more effectively conduct international business for the Company. The Company pays Mr. Souki an annual allowance for the cost of housing in the U.K. pursuant to the assignment letter. In April 2010, the Compensation Committee approved an amendment to Mr. Souki's assignment letter to extend the term of his assignment to July 1, 2011, and increase the amount of his annual allowance to cover the cost of housing in the U.K. to $200,000. See the description of Mr. Souki's U.K. assignment letter and U.K. letter agreement amendment included in the Company's Current Report on Forms 8-K (SEC File No. 001-16383), filed on July 2, 2009 and April 27, 2010, respectively, which are incorporated herein by reference.
Jean Abiteboul, located in our French office, has an employment agreement with Cheniere's French subsidiary. Mr. Abiteboul's employment agreement is for an unlimited term and may be terminated by our French subsidiary or Mr. Abiteboul upon three months' prior notice. In addition, in April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul's employment agreement to provide for a secondment arrangement, pursuant to which Mr. Abiteboul is seconded to the Company's London office for the purposes of pursuing LNG supply for the Company. Various costs of Mr. Abiteboul's secondment are covered pursuant to the secondment arrangement, including Mr. Abiteboul's temporary housing costs in the U.K. Mr. Abiteboul's secondment may be terminated by the Company or Mr. Abiteboul upon two months' prior notice. All other terms of Mr. Abiteboul's employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. See the description of Mr. Abiteboul's U.K. secondment arrangement included in the Company's Current Report on Form 8-K (SEC File No. 001-16383), filed on April 27, 2010, which is incorporated herein by reference.